EXHIBIT 10.17

COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

The following are the annual salaries of our named executive officers as of March 1, 2005.

Name	Position	Salary

Kenneth G. Chahine, J.D., Ph.D.	President, Chief Executive Officer and Director	$376,550
Thomas J. Paulson	Vice President, Finance, Chief Financial Officer and Secretary	$260,441
Glenn Pierce, Ph.D., M.D.	Vice President, Research and Clinical Development	$242,179
Dawn McGuire, M.D.	Chief Medical Officer	$243,950
Kirk Johnson, Ph.D.	Vice President, Preclinical Research	$219,625

In addition to these named executive officers, we have three other executive officers who receive base salaries in amount commensurate to their position and role with the Company.

Bonuses are paid to executive officers based on subjective determinations by the Compensation Committee of amounts warranted.  There are no target bonus amounts set.